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THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM SENTO
TECHNICAL INNOVATIONS CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF OPERATIONS AS OF AND FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

                                   Exhibit 27
                       Commercial and Industrial companies
                           Article 5 of Regulation S-X


Tag                        Amount   Item Number    Item Description
10)  CASH               2,141,638   5-02(1)        Cash and cash items
11)  SECURITIES                 0   5-02(2)        Marketable securities
12)  RECEIVABLES        3,371,497   5-02(3)(a)(1)  Notes and accounts
                                                   receivable--trade
13)  ALLOWANCES         (272,756)   5-02(4)        Allowance for doubtful
                                                   accounts
14)  INVENTORY             33,836   5-02(6)        Inventory
15)  CURRENT ASSETS     5,523,797   5-02(9)        Total current assets
16)  PP&E               1,037,682   5-02(13)       Property, plant, and
                                                   equipment
17)  DEPRECIATION       (319,866)   5-02(14)       Accumulated depreciation
18)  TOTAL ASSETS       6,827,613   5-02(18)       Total assets
19)  CURRENT LIABS      3,654,412   5-02(21)       Total current liabilities
20)  BONDS                      0   5-02(22)       Bonds, mortgages, and
                                                   similar debt
21)  PREFERRED-MANDATORY        0   5-02(28)       Preferred stock--mandatory
22)  PREFERRED                  0   5-02(29)       Preferred stock--no
                                                   mandatory
23)  COMMON             1,086,979   5-02(30)       Common stock
24)  OTHER SE           1,865,641   5-02(31)       Other stockholders' equity
25)  TOT LIAB & EQUITY  6,827,613   5-02(32)       Total liabs and
                                                   stockholders' equity
26)  SALES             13,932,238   5-03(b)1(a)    Net sales of tangible
                                                   products
27)  TOTAL REVENUES    13,932,238   5-03(b)1       Total revenues
28)  CGS                9,074,420   5-03(b)2(a)    Cost of tangible goods sold
29)  TOTAL COSTS        5,007,427   5-03(b)2       Total costs and expenses
30)  OTHER EXPENSES        48,000   5-03(b)3       Other costs and expenses
31)  LOSS PROVISION             0   5-03(b)5       Provision for doubt accts
                                                   and notes
32)  INTEREST EXPENSE       7,739   5-03(b)(8)     Interest and amort. of debt
                                                   discount
33)  INCOME PRETAX        -97,118   5-03(b)(10)    Income before taxes and
                                                   other items
34)  INCOME TAX            33,400   5-03(b)(11)    Income tax expense
35)  INCOME-CONTINUING          0   5-03(b)(14)    Income/loss continuing
                                                   operations
36)  DISCONTINUED               0   5-03(b)(15)    Discontinued operations
37)  EXTRAORDINARY              0   5-03(b)(17)    Extraordinary items
38)  CHANGES                    0   5-03(b)(18)    Cumulative effect--changes
                                                   prin.
39)  NET INCOME          -130,518   5-03(b)(19)    Net income or loss
40)  EPS-PRIMARY                    5-03(b)(20)    EPS--primary.
41)  EPS-DILUTED                    5-03(b)(20)    EPS--fully diluted.



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